EXHIBIT 99.1


                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001

               Pioneer Agrees to Purchase Additional Interests in
                           Two Onshore U.S. Core Areas


Dallas, Texas, June 28, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that the Company has signed agreements with two parties for the purchase of additional assets in two of its U.S. onshore core areas, the Permian Basin and South Texas, for a total purchase price of approximately $177 million. Pioneer is purchasing approximately 70 million barrels of substantially undeveloped proved oil equivalent reserves with daily production of approximately 1,800 barrels of oil equivalent (BOE) and an estimated 800 undrilled locations. The transactions are expected to close within 30 days.

Pioneer estimates that it will invest approximately $400 million over the next five years to develop the acquired proved reserves, accelerating the pace of drilling in each of these two core areas beginning later this year. The Company expects that production from the acquired assets could exceed 10,000 BOE per day upon full development of the proved reserves.

Pioneer's Chairman and CEO, Scott D. Sheffield, stated, "We already own a minority interest in more than 80% of the producing wells and development locations included in these acquisitions and are very pleased to add these low-risk assets to our onshore portfolio. These transactions provide new opportunities that are an excellent fit with our existing assets allowing us to leverage our expertise, consistent with our long-standing core area acquisition strategy."

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Nigeria, Sao Tome and Principe, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, the costs and results of drilling and operations, Pioneer's ability to implement its business plans or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data and environmental and weather risks. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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